UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Acxiom Corporation

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(Name of Registrant as Specified In Its Charter)

MMI Investments, L.P.

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MMI Investments, L.P., a Delaware limited partnership ("MMI Investments”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the solicitation of proxies against a proposed merger between Acxiom Corporation (the "Company") and Axio Acquisition Corp., a wholly-owned subsidiary of Axio Holdings LLC, which will be voted on at a special meeting of the Company's stockholders. Axio Holdings LLC is currently owned by affiliates of ValueAct Capital and Silver Lake Partners.

On July 13, 2007, MMI Investments delivered the following letter to the members of the Company's Board of Directors:

[MMI Investments, L.P. Letterhead]

July 13, 2007

Board of Directors

Acxiom Corporation

c/o Charles Morgan, Chairman & Company Leader

#1 Information Way, PO Box 8180

Little Rock, AR 72203-8180

Dear Members of the Board:

MMI Investments, L.P.’s opposition to the proposed acquisition of Acxiom Corporation (“Acxiom”) by ValueAct Capital (“VA”) and Silver Lake Partners (“SL”) for $27.10 per share, and intention to vote against such transaction, have only intensified based upon the information contained in the recently filed preliminary proxy statement. The disclosure in the “Background of the Merger” section have strengthened our belief that: 1) the $27.10 price is inadequate and unfair to Acxiom stockholders, 2) the process surrounding the VA/SL deal and the present “go-shop” is flawed in both its conception and execution, and 3) the views of the Board (particularly that now is the time to sell Acxiom and that stockholders would not be willing to wait for a better result from a restructuring) demonstrate a short-term mind-set that we believe is inconsistent with the Board’s fiduciary responsibilities. We note the following details:

Price:

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The Board’s negotiations with VA & SL yielded an increase from the group’s opening bid of only $1.10 per share, or approximately 4% of the original deal price and a multiple of LTM EBITDA still 14% below the multiple offered by VA in their prior hostile offer (the prior multiple, if applied today would yield a deal price of more than $32.50 per share).

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Management’s base case projections suggest fair LBO value (assuming a 20% IRR) of above $30 per share, with upside case valuations for an LBO sponsor in the mid-$30’s (even higher if the acquirer already owns nearly 13% of the Company at a lower cost basis, as VA does). To our surprise, neither of Acxiom’s well-compensated financial advisers elected to include an LBO analysis in arriving at their fairness opinions.

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Both financial advisers made substantial adjustments to EBITDA as part of their analyses underlying their fairness opinions, without corresponding adjustments to Enterprise Value, we believe. Based on the publicly-available information in the preliminary proxy statement and other Acxiom filings, we do not agree with either opinion’s “Adjusted EBITDA” but note that both appear to make the mistake of reducing EBITDA for the costs of capitalized leases and software, without reducing the debt for those obligations. We believe this error reduces all Discounted Cash Flow and Enterprise Value divided by adjusted EBITDA calculations by approximately $2 per share.

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Process:

Based on the disclosure in the preliminary proxy statement, it appears that:

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VA Managing Partner & Acxiom Board Member Jeff Ubben continued to participate in Board discussions regarding a sale of Acxiom for more than a week after announcing VA’s interest in possibly acquiring the Company – including discussions regarding the status of Acxiom’s negotiations with Participant 1 and Participant 2, wherein he learned the updated valuation range of these private equity firms pursuing Acxiom at the time and management’s statement that such private equity firms would likely not be prepared to make an offer to purchase Acxiom at the price they had previously indicated.

•	The Board did not form a special committee to negotiate with bidders until April 30th – more than 10 days after Ubben announced VA’s interest in possibly acquiring Acxiom.
•	The Board had previously shared confidential information with several potential strategic acquirers, but chose not to invite them to bid prior to signing the definitive agreement with VA & SL.
•

The Board elected to pursue a “go-shop” process with a break-up fee, having already reached a definitive agreement with a buyer with informational and cost basis advantages, rather than an auction process with an even playing field.

Board’s Short-Term Mind-Set:

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The “Background of the Merger” disclosure is replete with references to the Acxiom Board and special committee’s short-term focus on signing a deal before announcing 4th quarter earnings (which were in-line with consensus estimates) and fiscal 2008 guidance (10¢ below consensus estimates) for fear of the market reaction – despite their acknowledgement in the preliminary proxy of having already missed consensus estimates in eight of the prior 16 quarters.

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In its review of “value creation alternatives”, the Board determined that a cost savings initiative would be in the best interests of stockholders and enhance long-term stockholder value, yet later concludes, noting the “short-term focus of the public markets”, that “it would be in the best interests of the Company’s stockholders to implement this cost savings initiative as a private company...”

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The Board considered, but did not follow up on, value maximization alternatives for the ITO business – a strategic action that we feel would be highly beneficial to Acxiom, and one which we expect any financial sponsor would likely enact.

We eagerly await a prompt announcement regarding the results, if any, of the “go-shop” process. We believe that the intrinsic value of Acxiom’s operations and technology are great enough to garner significant interest and a better price despite the Board’s severe mishandling of the sale process to date. In the meantime, for the reasons described above we remain opposed to the $27.10 per share transaction with VA & SL and intend to file proxy materials with the SEC to solicit votes against approval of the transaction at the upcoming special meeting.

Sincerely,

/s/ CLAY LIFFLANDER

Clay Lifflander

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MMI Investments, L.P., a Delaware limited partnership ("MMI Investments"), together with the other participants named herein, intends to make a preliminary filing with the SEC of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against a proposed merger between Acxiom Corporation (the "Company") and Axio Acquisition Corp., a wholly-owned subsidiary of Axio Holdings LLC, which will be voted on at a special meeting of the Company's stockholders. Axio Holdings LLC is currently owned by affiliates of ValueAct Capital and Silver Lake Partners.

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MMI INVESTMENTS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC. BY CALLING (800) 322-2885.

MMI Investments is the beneficial owner of 6,455,288 shares of common stock, $0.10 par value per share (the “Common Stock”), of the Company, which shares represent approximately 8.0% of the outstanding Common Stock. Additional “participants” in the solicitation of proxies contemplated by the Proxy Statement, as defined in the proxy rules promulgated by the SEC, are MCM Capital Management, LLC; John S. Dyson; Clay B. Lifflander; Alan L. Rivera; Jerome J. Lande; Craig Rosenblum and John W. Powers. Except for the shares owned by MMI Investments, which the additional participants may be deemed to beneficially own under SEC rules, none of the additional participants owns any Common Stock of the Company. Additional information concerning MMI Investments and the other participants in the solicitation will be included in the Proxy Statement.

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